Exhibit 10.19

January 16, 2019

Donnie King
5203 Clear Creek Blvd
Fayetteville, AR 72704

Dear Donnie,

Congratulations! On behalf of Tyson Foods, Inc., it is our pleasure to offer you the position of Group President - International, reporting directly to Noel White, Chief Executive Officer.

This revised offer (which simply corrects your prior offer letter, which you accepted on January 10, 2019, to reflect that you are not eligible for bridging of service and addresses that difference through up to $37,550 in additional payments) is contingent upon the successful completion and, if applicable, verification of satisfactory results (each as determined by Tyson Foods) of the following on or before your start date:

-	Post-offer drug screen;

-	Provision of the documents necessary to establish your identification and work eligibility under the Immigration Control and Reform Act of 1986;

-	Non-Competition and Non-Solicitation Agreement (enclosed), as accepted and agreed to by you without any modification to its covenants and provisions; and

-	Background investigation and/or credit check, if required for your position. You will be provided with additional documentation to complete if either or both of these requirements apply to you.

The details of the offer are listed below:

Note: Your “benefits effective date” at Tyson Foods is the first day of the calendar month following completion of 59 days of continuous full-time employment.

1.	Base Salary: You will receive an annual base salary of $850,000 and you will be paid biweekly. Your job is exempt from minimum wage and overtime obligations under the Fair Labor Standards Act.

2.	Sign-on Payment: Contingent on a February 4, 2019, or earlier, start date, and as part of your acceptance of employment with Tyson Foods, you will receive a sign-on payment of

Confidential    Page 1

Exhibit 10.19

$350,000 (less taxes and other applicable withholdings). Your sign-on payment will be distributed on the first bi-weekly payroll check you receive.

3.
Non-Bridging Payments: As we had originally represented that you would be eligible for bridging of service and this impacts your medical benefits, 401(k) match, and ESPP match eligibilities, we will provide you the following additional payments (less taxes and other applicable withholdings):

A.	$5,100, payable at the same time as your sign-on payment, as you will not be eligible for medical benefits on your first day of employment.

B.
$11,200 if you enroll in the Retirement Savings Plan with at least a 5% deferral rate effective with your benefits effective date. This payment will be made as soon as administratively possible after your benefits effective date.

C.
$21,250 if you enroll in the Stock Purchase Plan with at 10% of your salary effective with your benefits effective date. This payment will be made as soon as administratively possible after your benefits effective date.

4.
Annual Cash Incentive: You will be eligible to participate in Tyson Foods, Inc. Annual Incentive Plan. The current target annual incentive for your role is 110% of your base salary. Annual incentive payments are made under the plan then in effect, and subject to the discretion of senior management along with an assessment of company, business unit/function, and individual performance. You will be eligible for prorated participation for fiscal year 2019 if you begin your employment with Tyson Foods by June 30, 2019. You must be an active Tyson Foods employee on the payment date to receive any payout.

5.
Long Term Stock Incentive: You are eligible to participate in the Tyson Foods long-term incentive (LTI) program. The current LTI target award for your level is $2,100,000, currently in a mix of non-qualified stock options, restricted stock and performance shares. All award grants will follow the normal program guidelines and mix aligned with your level in the organization at the time of the grant and are made at the discretion of the company.

6.
Sign-On Restricted Stock Award: Contingent on a February 4, 2019, or earlier, start date, and as you will not be eligible for a Long Term Stock Incentive Award, until the grant for FY2020, expected to be granted in November 2019, you are eligible to receive a sign-on Restricted Stock award in the amount of $1,400,000. This award will be granted on the next quarterly off-cycle grant date following your start date, in accordance with the off-cycle stock grant provisions at Tyson Foods, and will vest 100% on the three (3) year anniversary of the grant date pursuant to the terms of the award agreement.

7.
Special Restricted Stock Award: As part of your acceptance of employment with Tyson Foods, you will receive a receive a one-time Special Restricted Stock award in the amount of $2,000,000. This award will be granted on the next quarterly off-cycle grant date following your start date, in accordance with the off-cycle stock grant provisions at Tyson Foods, and will vest 100% on the three (3) year anniversary of the grant date pursuant to the terms of the award agreement. However, contrary to other off-cycle stock

Confidential    Page 2

Exhibit 10.19

grant provisions at Tyson Foods, this grant will only vest if you are actively employed on the vesting date.

8.
Stock Purchase Plan: Upon reaching your benefits effective date, you will be eligible to participate in the Tyson Foods, Inc. Employee Stock Purchase Plan. You may contribute (on an after-tax basis) up to 20% of your base salary to this plan.  After one year of service, Tyson Foods will match 25% of the first 10% of base salary you contribute.  This plan provides for 100% immediate vesting of both your contributions and the company match.

9.
Retirement Savings Plan – 401(k): Upon reaching your benefits effective date, you will be eligible to participate in the Retirement Savings Plan of Tyson Foods, Inc., which includes a 401(k) feature. After one year of service, Tyson Foods will match 100% of the first 3% you contribute and 50% of the next 2% you contribute. You may contribute up to 60% of your eligible compensation to this plan until your contributions for the year reach the IRS maximum contribution or maximum compensation limits. This plan provides for 100% immediate vesting of both your contributions and the company match.

10.
Executive Savings Plan: If you are projected to reach the maximum IRS contribution limits in the Retirement Savings Plan (based on your contribution election to that plan) you can then begin deferring up to 60% of base pay into the Executive Savings Plan of Tyson Foods, a non-qualified deferred compensation plan. This plan is available to highly compensated employees, as defined by IRS regulations, and is available to those who wish to defer additional dollars over and above the IRS limits for qualified plans. You may also defer up to 100% of your annual cash incentive to the plan. All deferrals and payout elections must be elected during the annual election period each December prior to the deferral year. This plan provides company matching contributions in the same manner as the RSP. Additionally, as a member of the ELT, the Executive Savings Plan provides a 4% of your salary and AIP, as they are paid, contribution to your account.

11.
Employee Health, Life and LTD Benefits: Upon reaching your benefits effective date, you and your eligible family members will be eligible to participate in the Tyson Foods, Inc. Group Health Plan, including medical, dental, vision, and prescription drug coverage. Your premium amount will be deducted from your payroll check on a pre-tax basis.  At the time you enroll in the plan, you will also be enrolled in company-paid life insurance and the accidental death and dismemberment plans, each in the amount of one (1) times your annual salary. You will also participate in the company-paid Executive long-term disability insurance program which provides a tax-free benefit of 60% of the sum of the following: base pay, annual cash incentive, and a portion of restricted stock and stock option value.

12.
Executive Rewards Allowance: Upon hire you will be eligible for the Executive Rewards Allowance, which will provide you with an annual cash allowance of $12,000 (paid $461.54 each pay period), prorated based on your start date.  The allowance is an additional fringe benefit provided in recognition of the unique needs of an executive level team member

Confidential    Page 3

Exhibit 10.19

beyond the core benefits package.  The allowance is taxable income and can be used at your discretion to fund an array of items based upon the needs of you and your family (for example, financial and estate planning, executive physical, cell phone, etc.). There are no claims forms to remit or file.  We are pleased to include the allowance as part of a valued, flexible and comprehensive rewards package.

13.
Officer Life Benefits: Upon reaching your benefits effective date, you will be eligible for additional company-paid life insurance in the amount of two (2) times your annual base salary (subject to limitations in accordance with the plan). This is in addition to the one (1) times annual salary life under the Group Life Plan.

14.	Vacation: You will receive four (4) weeks of vacation upon reaching your benefits effective date, then four (4) weeks on your annual service anniversary date thereafter.

15.
Start Date: This will be a mutually agreed upon date and time by the hiring manager and you; provided that, all contingencies and requirements described in this offer letter must be completed (as determined by Tyson Foods) before your employment may commence.

As a material term to your acceptance of this offer of employment, you represent and warrant that you are not under any pre-existing obligation inconsistent with the provisions of this offer letter, and you represent that your performance of all the terms of this offer letter will not breach any invention assignment or proprietary information agreement or non-competition or non-solicitation agreement with any former employer or other party.

We look forward to welcoming you back to the team! If you have any questions regarding this offer or need additional information, please do not hesitate to contact me at 479-290-5114. We look forward to hearing from you within the time frame we discussed.

Sincerely,

Mary Oleksiuk
Chief Human Resources Officer
Tyson Foods, Inc.

This letter is not intended nor should it be considered a contract of employment for a definite or indefinite period. If employed, you will be considered an employee at will. Employment is dependent on the completion of the entire employment process, to include fulfillment of all contingencies listed in this letter.

Confidential    Page 4

Exhibit 10.19

The terms of this offer letter supersede all other promises or offers previously made. This document is a formal offer of employment and includes a summary only of the relevant benefits you may be eligible to receive to the extent the coverages remain available by law.

This letter only provides general information about the benefit plans, compensation programs and other human resource policies at Tyson Foods. The official plan document or human resource policy, as applicable, contains all terms and conditions, and will govern any inconsistencies between this letter and such plan or policy. Tyson Foods also reserves the right to amend or terminate any of its plans or policies (including salaries, annual cash incentives, and long-term stock incentives) at any time and for any reason to the fullest extent permitted by law.

Accepted and agreed to by:

/s/ Donnie King
Donnie King

Date:     1/17/2019

Confidential    Page 5